Filed pursuant to Rule 433

Registration No. 333-135112

DOMINION RESOURCES, INC.

FINAL TERM SHEET

September 26, 2006

2006 Series B Enhanced Junior Subordinated Notes Due 2066

Issuer:	Dominion Resources, Inc. (DRI)

Principal Amount:	$500,000,000

Expected Ratings:	Baa3(Stable)/BB+(Stable)/BBB(Stable) (Moody’s/S&P/Fitch)

Offering Description:	Enhanced Junior Subordinated Notes due 2066

Trade Date:	September 26, 2006

Settlement Date:	September 29, 2006

Final Maturity Date:	September 30, 2066

Optional Redemption:	In whole or in part, on or after September 30, 2011, at par, plus any accrued and unpaid interest; in whole, at any time before September 30, 2011, if certain changes occur in tax laws at the Tax Event Make-Whole Amount, plus any accrued and unpaid interest; in whole or in part before September 30, 2011 at the Make-Whole Amount, plus any accrued and unpaid interest

Interest During Fixed Rate Period:	6.30% semi-annually in arrears until September 30, 2011, payable on March 30 and September 30, commencing March 30, 2007, subject to DRI’s right to defer interest on one or more occasions for up to 10 consecutive years

Interest During Floating Rate Period:	Beginning September 30, 2011, at a floating rate based on three month LIBOR plus 230 basis points, reset quarterly, payable quarterly in arrears on March 30, June 30, September 30 and December 30, commencing December 30, 2011, subject to DRI’s right to defer interest on one or more occasions for up to 10 consecutive years

Treasury Benchmark:	4.625% due August 31, 2011

Benchmark Yield:	4.56%

Spread to Benchmark:	178 bps

Reoffer Yield:	6.34%

Price to Public:	99.831%

Proceeds to Company Before Expenses:	98.331%

CUSIP/ISIN:	25746UAZ2 / US25746UAZ21

Book-Running Managers:	Lehman Brothers and Morgan Stanley (Co-Structuring Agents) and Goldman, Sachs & Co., Merrill Lynch & Co. and Wachovia Securities

Co-Managers:	Barclays Capital, Citigroup and JPMorgan

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:

Lehman Brothers	1-888-603-5847 (toll-free)
Morgan Stanley	1-866-718-1649 (toll-free)
Goldman, Sachs & Co.	1-866-471-2526 (toll-free)
Merrill Lynch & Co.	1-866-500-5408 (toll-free)
Wachovia Securities	1-800-326-5897 (toll-free)